Execution Version

TAX SHARING AGREEMENT

This TAX SHARING AGREEMENT (the “Agreement”) dated and effective as of December 15, 2025, by and between Digital Currency Group, Inc., a Delaware corporation (“DCG”), Grayscale Investments, Inc., a Delaware corporation (“PubCo”), and Grayscale Operating, LLC, a Delaware limited liability company (“GSO”).

W I T N E S S E T H :

WHEREAS, as of the date hereof, DCG directly or indirectly owns all of the issued and outstanding shares of common stock of PubCo;

WHEREAS, as of the date hereof, DCG and PubCo, together, directly or indirectly own all of the outstanding limited liability company interests in GSO;

WHEREAS, DCG and/or one or more of its Affiliates (as defined below) may be required to include the taxable income, gain, deduction, losses, credits, etc. of the PubCo Combined Group or the GSO Combined Group (each as defined below) as an affiliate in some or all of its combined or unitary state and local tax filings, payments, estimates, and other matters as are required by law;

WHEREAS, PubCo and/or one or more of its Affiliates (as defined below) may be required to include the taxable income, gain, deduction, losses, credits, etc. of the GSO Combined Group (as defined below) as an affiliate in some or all of its combined or unitary state and local tax filings, payments, estimates, and other matters as are required by law; and

WHEREAS, by reason of DCG’s beneficial ownership of shares of common stock of PubCo, certain U.S. federal income tax items will be required under applicable provisions of the Code (as defined below) and the Treasury regulations promulgated thereunder to be determined with reference to the activities of DCG and/or one or more of its Affiliates (other than members of the PubCo Group), and PubCo and/or one or more members of the PubCo Group on a collective basis;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements contained herein, DCG, PubCo and GSO hereby agree as follows:

Article 1

Defined Terms; Preparation of Tax Returns and Tax Estimates
Section 1.01.
Defined Terms. As used in this Agreement:

“Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Return” means any Tax Return, other than with respect to United States federal income taxes, required to be filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein any member of the PubCo Group joins in the filing of such Tax Return (for any taxable period or portion thereof) with any member of the DCG Group (and, for the avoidance of doubt, no member of the GSO Group joins in the filing of such Tax Return).

“DCG Group” means, for U.S. federal tax purposes, the affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated return of which DCG (or any successor corporation) is the common parent, and for state and local tax purposes, DCG and/or any subsidiaries of DCG (direct or indirect and past, current or future) includible in a group filing a Combined Return or GSO-DCG Combined Return, as the case may be.

“Group” means one of the DCG Group, the PubCo Group and the GSO Group.

“GSO Combined Group” means, for state or local tax purposes, the member or members of the GSO Group that are includible in a group that (i) in the case of a GSO-DCG Combined Return, (a)includes DCG or at least one subsidiary of DCG (other than a member of the PubCo Group or the GSO Group) as a member and (b) files a GSO-DCG Combined Return or that (ii) in the case of a GSO-PubCo Combined Return, (a) includes PubCo or at least one subsidiary of PubCo (other than a member of the GSO Group) as a member and (b) files a GSO- PubCo Combined Return.

“GSO-DCG Combined Return” means any Tax Return, other than with respect to federal income taxes, required to be filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or other form of combination) or unitary basis wherein any member of the GSO Group joins in the filing of such Tax Return (for any taxable period or portion thereof) with any member of the DCG Group (other than any member of the PubCo Group or the GSO Group).

“GSO-PubCo Combined Return” means any Tax Return, other than with respect to federal income taxes and other than a GSO-DCG Combined Return, required to be filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or other form of combination) or unitary basis wherein any member of the GSO Group joins in the filing of such Tax Return (for any taxable period or portion thereof) with any member of the PubCo Group (other than any member of the GSO Group).

“GSO Group” means GSO and its subsidiaries (direct or indirect and past, current or future).

“PubCo Combined Group” means, for state or local tax purposes, the member or members of the PubCo Group that are includible in a group that (i) also includes DCG or at least one subsidiary of DCG (other than a member of the PubCo Group) as a member and (ii) files a Combined Return.

“PubCo Group” means PubCo and its subsidiaries (direct or indirect and past, current or future); provided that, except as provided in Section 9.02, the PubCo Group shall not include any member of the GSO Group.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a taxing authority in connection with the determination, assessment or collection of any tax or the administration of any laws, regulations or administrative requirements relating to any tax.

Section 1.02.
Preparation of Proforma Tax Returns. (a) After the date hereof, DCG will promptly notify PubCo of (i) each state and local jurisdiction, if any, with respect to which DCG determines that any member of the DCG Group is required to file a Combined Return with any member or members of the PubCo Combined Group, and (ii) each state or local jurisdiction, if any, with respect to which DCG determines that a Combined Return is no longer required to be filed. The parties will cooperate to determine tax filing requirements and to implement tax planning strategies. Each party agrees to bear its own costs and expenses incurred in connection with respect to such cooperation; provided that PubCo shall not be required under this Agreement to incur any expense for third-party advisory services in connection with such cooperation in respect of tax planning strategies unless DCG agrees to reimburse PubCo for such expenses.
(b)
With respect to each of the Combined Returns described in Section 1.02(a), PubCo will be responsible for the preparation of proforma Tax Returns for the PubCo Combined Group for each such Combined Return, reporting on such proforma return the PubCo Combined Group’s items of income, gain, expense, deduction, loss, credit, carryforwards, carrybacks and other such tax reporting items pursuant to the Stand-Alone Method (as defined below); provided, that DCG shall reimburse PubCo for reasonable expenses for third-party services incurred by PubCo in connection with the preparation of any proforma Tax Return in respect of a taxing jurisdiction in which no member of the PubCo Combined Group would be required to file a Tax Return if PubCo and DCG were unrelated by stock ownership. Once prepared, such proforma returns will be delivered by PubCo to DCG for its approval or recomputation in accordance with the provisions of Article 4 of this Agreement.
Section 1.03.
Preparation of State/Local Tax Estimates. PubCo will be responsible for the computation pursuant to the Stand-Alone Method (as defined below) and submission to DCG for its approval or recomputation (in accordance with Article 4 of this Agreement) of the PubCo Combined Group’s quarterly estimated tax liability (including the estimate of any final amount due on the Tax Return extension due dates), based on the PubCo Combined Group’s items of income, gain, deduction, loss, credit, etc.

Article 2

Stand-Alone Method
Section 2.01.
Stand-Alone Method. PubCo shall prepare all of the proforma Tax Returns of the PubCo Combined Group, and except as provided in Article 7, DCG and PubCo shall make all other computations and determinations under this Agreement relating to the PubCo Combined Group or any of its members, using the “Stand-Alone Method.” The Stand- Alone Method is the method that would apply to the PubCo Combined Group if it never were a part of the DCG Group, but instead filed its own consolidated, combined, unitary or other return under the applicable provisions of state or local tax law and regulations dealing with such returns. Under the Stand-Alone Method, (a) the income, gains, expenses, deductions, losses, credits and other items in any taxable period of any member of the DCG Group that is not a member of the PubCo Combined Group shall be disregarded; (b) the income, gains, expenses, deductions, losses, credits, and other items in any taxable period of all members of the PubCo Combined Group shall be taken into account; (c) all computations shall be made in conformity with the positions, elections and accounting methods used by DCG in preparing the Combined Returns; provided that such positions, elections, and accounting methods to be applied to the PubCo Combined Group are consistent with those to be applied to the remainder of the DCG Group; and (d) subject to (c), all computations and other determinations shall be made in accordance with the state and local tax laws and regulations applying to consolidated, combined or unitary groups (including, in the case of any company that becomes or ceases to be a member of the PubCo Combined Group, the laws and regulations applicable to a company that becomes or ceases to be a member of a consolidated, combined or unitary group), as well as all other relevant state and local tax laws and regulations. The parties shall negotiate in good faith to resolve any disagreement over the proper interpretation and application of the Stand-Alone Method as it relates to any and all items and calculations reflected in the computation of the PubCo Combined Group’s proforma tax liability, an overpayment or refund of such liability, a recomputation of such liability (together with any related interest and any penalty or additional amount for which PubCo bears liability under Section 5.02) upon a subsequent adjustment of the DCG Group’s tax liability. If the parties are unable to resolve any such disagreement, the parties shall employ the reconciliation procedures as described in Section 8.02 of this Agreement.
Article 3

Payment of Tax Liabilities and Receipt of Refunds
Section 3.01.
Payment of Tax Liabilities. After the initial computation by PubCo of a PubCo Combined Group tax liability and the approval or recomputation of such tax liability pursuant to Article 4, PubCo will remit to DCG by federal bank wire the amount of such tax liability as so approved or recomputed.
Section 3.02.
Date of Payment. PubCo shall remit to DCG the amounts necessary under Section 3.01 of this Agreement at least three business days prior to the applicable state/local due dates as required by the specific state/local law which necessitated the computation.
Section 3.03.
Tax Overpayments and Refunds. If PubCo determines that it has overpaid a PubCo Combined Group tax liability to DCG or is entitled to a refund from DCG of such a tax liability on account of a carryback of a tax attribute, PubCo may request a refund or the offset of such overpayment against future tax liabilities. Upon approval or recomputation in accordance with Article 4 of the amount requested as a refund or offset, DCG will refund or allow as an offset the amount so approved or recomputed (and, in the case of a refund, will pay interest thereon computed pursuant to the Stand-Alone Method (which method includes the applicable state or local tax laws and regulations which govern the computation of such interest)).
Section 3.04.
Limitation to PubCo of DCG Group Tax Liabilities/Benefits. Except as provided in Article 7 and Article 9, (a) the liability of the members of the PubCo Group to DCG for payments of tax under this Agreement shall include, and be exclusively limited to, tax liabilities of the PubCo Combined Group computed pursuant to the Stand-Alone Method; (b) the ability of the members of the PubCo Group to claim tax benefits from DCG is exclusively limited to tax benefits of the PubCo Combined Group computed pursuant to the Stand-Alone Method; (c) no member of the PubCo Group shall be held liable for the tax liability of the DCG Group, or of any of its individual members (and DCG shall indemnify the PubCo Group for any such tax liability asserted by any Governmental Authority), except that a PubCo Group member may be held liable for a tax of the DCG Group to the extent that such tax is attributable (determined using the Stand-Alone Method) to the members of the PubCo Combined Group and PubCo has not previously made a payment to DCG equal to such attributable portion of such tax (determined using the Stand-Alone Method); and (d) no member of the PubCo Group shall be entitled to any tax benefits which accrue to any member of the DCG Group that is not a member of the PubCo Group, or to the DCG Group as a whole as a result of the DCG Group’s consolidated/combined tax filings, other than any such benefits a member of the PubCo Group is determined to be entitled to under the Stand-Alone Method.
Section 3.05.
Prompt Performance. All actions required to be taken (including payments) by any party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.
Section 3.06.
Interest. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the “Payment Period”) shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the late payment rate applicable under the tax laws of the jurisdiction imposing the tax to which the applicable payment pursuant to this Agreement relates. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis applicable under the tax laws of the jurisdiction imposing the tax to which the applicable payment pursuant to this Agreement relates.

Notwithstanding anything to the contrary in this Agreement, each party agrees that no party shall be responsible for paying interest under this Agreement to the other party if the payment to which such interest relates is paid in full within thirty (30) days of the end of the applicable Payment Period.

Section 3.07.
Treatment of Payments. Each of DCG and PubCo hereby agrees for all tax purposes to treat, and to cause their respective Affiliates to treat, any payment received or made pursuant to this Article 3 as a payment, or offset of a payment, in respect of a liability for taxes made to the taxing jurisdiction to which such payment relates.
Article 4

Submission of Tax Data To DCG; DCG Approval and Recomputation Rights
Section 4.01.
Submission of Data; DCG Approval and Recomputation Rights. PubCo will submit to DCG for its review the proforma PubCo Combined Group Tax Returns, quarterly estimates and refund or carryback claims prepared by PubCo under this Agreement. Any such proforma filing will include all official forms, consents, elections, riders, and other such documents that may be required or appropriate for such proforma filing. DCG shall have 21 days with respect to any such proforma PubCo Combined Group Tax Returns to approve, or propose adjustments or modifications of any of the computations reflected on such proforma filing submitted by PubCo, provided that if no action is taken by DCG within 21 days with respect to any such proforma PubCo Combined Group Tax Returns, DCG shall have been deemed to approve such submission by PubCo and with respect to any other document prepared by PubCo and described in this Section 4.01, DCG may approve, or may propose adjustments or modifications of any of the computations reflected on such proforma filing submitted by PubCo within 14 days. In the case of any such proposed adjustment or modification, DCG shall recompute PubCo’s liability to DCG, or DCG’s liability to PubCo, in accordance with such adjustment or modification, and such recomputation shall be binding on PubCo unless PubCo objects to such proposed adjustment or modification within 21 days with respect to any such proforma PubCo Combined Group Tax Returns and 14 days with respect to any other document prepared by PubCo and described in this Section 4.01 in which case (a) the parties will negotiate in good faith to resolve the dispute, and (b) if the parties are unable to resolve the dispute, the parties shall employ the reconciliation procedures as described in Section 8.02 of this Agreement; provided, however, that, in the event of any ongoing dispute with respect to any such recomputation, (i) PubCo shall pay to DCG the amount of the PubCo Combined Group tax liability as recomputed by DCG no later than the date provided in Section 3.02 of this Agreement, and (ii) any necessary true-up payments shall be made by PubCo or DCG, as applicable, as promptly as practicable after such dispute is resolved. DCG, at its expense, will prepare the final DCG Group returns or estimated tax filings utilizing the data and proforma filings submitted by PubCo (as adjusted or modified pursuant to this Section 4.01 or Section 4.02) and by DCG’s other includible subsidiaries, and thereafter DCG will submit such returns or filings directly to the appropriate taxing authority.

Section 4.02.
Adjustment of Tax Data. Notwithstanding anything to the contrary in this Agreement, in order to comply with applicable laws and regulations or for any other reason which DCG, in its sole discretion, deems to be necessary, DCG reserves the right to adjust and change the tax data as submitted by PubCo on the PubCo Combined Group proforma returns prior to, and for purposes of, inclusion of that data in any Combined Return. This right of adjustment of DCG includes, but is not limited to, any or all income, gain, expense, deduction, loss or credit items as shown on the PubCo proforma returns, and may be made by DCG for any reason which it deems necessary. For the avoidance of doubt, any action by DCG pursuant to this Section 4.02 shall not alter any calculations or rights to payments of the parties in connection with the use of the Stand-Alone Method.
Section 4.03.
Timeliness of Submission. In order to permit DCG sufficient time to prepare the final group Tax Returns and estimates, PubCo will submit the data under Section 4.01 of this Agreement to DCG no later than the following dates:
(a)
Tax Returns: 60 days prior to the governmental due date after taking into account any applicable extensions of time to file such Tax Returns;
(b)
Quarterly Estimates: 7 days prior to the tax payment due date.
Section 4.04.
Group Tax Planning and Strategies. PubCo agrees to provide to DCG upon its reasonable request any and all financial, tax and other documents and data relating to any PubCo Group member that is necessary in order to allow DCG to develop filing methodologies, tax planning opportunities and overall tax strategies for the DCG Group. Upon reasonable request, PubCo will participate in tax planning meetings and discussions with DCG from time to time, it being understood that PubCo shall not be required in connection with such meetings and discussions to incur any expense for third-party advisory services.
Section 4.05.
Access to Consolidated and Combined Tax Returns. PubCo shall not be entitled to receive copies of, or access to, the DCG Group’s Combined Returns or any other Tax Return of the DCG Group. Upon reasonable request, DCG shall provide each member or former member of the PubCo Group with information included in any such Tax Return to the extent the provision of such information is necessary to permit such member to comply with any applicable law or otherwise prepare any Tax Return. If a member or former member of the PubCo Group is required by applicable law to furnish a copy of any such Tax Return to any governmental authority, DCG shall, upon reasonable request, deliver to such member or, at the option of DCG, the applicable governmental authority a redacted (solely to the extent permitted under applicable law) copy of such Tax Return.
Section 4.06.
Confidentiality. Each party shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) in the public domain through no fault of such party or (2) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this Section 4.06. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.
Section 4.07.
Agent. Subject to the other applicable provisions of this Agreement, PubCo hereby irrevocably designates, and agrees to cause each PubCo Affiliate to so designate, DCG as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as DCG, in its sole discretion, may deem appropriate in any and all matters (including examinations) relating to any Tax Return described in Section 4.01 of this Agreement.
Article 5

Tax Examinations
Section 5.01.
Tax Examinations. In accordance with any state and/or local tax examination conducted of the DCG Group in which a PubCo Group member was a member of the Combined Return, PubCo and the applicable PubCo Group member or members will cooperate fully with DCG and/or its representatives to provide any additional tax data, requested documentation, physical access, and/or financial information which, in the discretion of DCG, is necessary to provide to governmental personnel. DCG will have the sole authority, to be exercised in good faith, to select and close such tax examinations for all state and/or local DCG Group Combined Returns.
Section 5.02.
PubCo Tax Examination Adjustments. If any adjustment is made to a Combined Return of the DCG Group, after the filing thereof, in which income or loss of the members of the PubCo Combined Group is included, then at the time of the Final Determination of such adjustment, PubCo shall pay to DCG or DCG shall pay to PubCo, as the case may be, (x) the difference between (I) all payments of tax liability of the PubCo Combined Group actually made by PubCo under Article 3 with respect to the taxable period covered by such Combined Return (less any related refunds previously paid by DCG), and (II) all payments that would have been made under Article 3 taking such adjustment into account, together with (y) any applicable interest, penalty or additional amounts, computed pursuant to the Stand-Alone Method; provided that in the case of penalties and additional amounts, PubCo shall bear liability for such items only to the extent the adjustment to which such penalties and additional amounts relate was made in respect of (i) a position, election or accounting method selected by PubCo in the absence of a controlling position, election or accounting method applicable to members of the DCG Group (other than members of the PubCo Group) or (ii) an item which was not properly reflected (in accordance with the Stand-Alone Method) on the related proforma Tax Return prepared by PubCo pursuant to Section 1.02(b). “Final

Determination” means (1) any final determination of liability in respect of a tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations) or (2) the payment of tax by any member of the DCG Group with respect to any item disallowed or adjusted by a taxing authority (including, without limitation, a court or other judicial body), provided that DCG determines that no action should be taken to recoup such payment.
Article 6

Carryforwards and Carrybacks of Attributes
Section 6.01.
Carryforwards and Carrybacks of PubCo Combined Group Tax Attributes for Purposes of Proforma Returns. In the event a PubCo Combined Group proforma return includes losses, deductions, credits or other tax attributes which were limited to the PubCo Combined Group on its proforma return (and hence can only be carried back or carried forward), that tax attribute shall remain the property of the PubCo Combined Group for utilization in a future PubCo Combined Group proforma return as a carryforward, or for utilization in a prior PubCo Combined Group return as a carryback, in conformity with the Stand-Alone Method. Section 3.03 shall govern any claim by PubCo of a refund on account of such a carryback.
Section 6.02.
Utilization of Tax Attributes by DCG on DCG Group Return. Notwithstanding Section 6.01 of this Agreement, DCG is entitled to fully utilize currently any tax attributes arising from a PubCo Combined Group proforma return on the corresponding DCG Group Combined Return, and DCG will separately track whether that tax attribute may be carried back or carried forward on an DCG Group-wide basis. Under no circumstances, however, will the utilization by DCG of a PubCo Combined Group tax attribute affect the PubCo Combined Group’s ability to utilize that attribute on the PubCo Combined Group’s own proforma return. For example, a current PubCo Combined Group tax loss which DCG is able to utilize currently on an DCG Group Combined Return, will be refunded by DCG to PubCo at such time when the PubCo Combined Group is able to utilize that loss as either a carryforward or carryback on a proforma return.
Article 7

Certain U.S. Federal Income Tax Matters and Certain Other Tax Matters

Section 7.01. U.S. Federal Income Tax Items Required to Be Determined Jointly. DCG and PubCo agree that, in the case of any U.S. federal income tax item of DCG or PubCo that, under applicable sections of the Code and the Treasury regulations promulgated thereunder, is required to be determined by or allocated among members of the PubCo Group, on the one hand, and DCG and/or any of its Affiliates (other than members of the PubCo Group), on the other hand, with reference to the activities of DCG, PubCo and/or any of their respective Affiliates on a collective basis, (a) such determination and/or allocation shall be made pursuant to the rules set forth in the relevant provisions of the Code and Treasury regulations; (b) DCG and

PubCo will cooperate in good faith to make such determination and/or allocation; (c) in connection with such cooperation, DCG and PubCo each will use its respective best efforts to provide to the other party, no later than 60 days prior to the due date (after taking into account any applicable extensions) to file an applicable U.S. federal income Tax Return, such information in respect of any such item as is necessary to allow the other party to timely prepare and file any such U.S. federal income Tax Return; (d) neither DCG nor PubCo shall have any obligation to pay any amount to the other party in respect of any difference between (x) the amount of any such item as so determined and/or allocated and (y) the amount of any such item that DCG or PubCo or their respective Affiliates would have been entitled to claim if determined without reference to the activities of DCG, PubCo and/or any of their respective Affiliates on a collective basis; (e) if, under applicable sections of the Code and the Treasury regulations promulgated thereunder, DCG, its Affiliates (other than members of the PubCo Group) and the PubCo Group are entitled to elect among several alternative methods for determining the amount of any such item, DCG will notify PubCo of the method it intends to elect in respect of such item, and PubCo shall elect, and shall cause the members of the PubCo Group to elect, the same method of determination in respect of such item; and (f) if, under applicable sections of the Code and the Treasury regulations promulgated thereunder, DCG, its Affiliates (other than members of the PubCo Group) and the PubCo Group are entitled to elect among several alternative methods for allocating any such item among DCG, its Affiliates (other than members of the PubCo Group) and the PubCo Group, DCG and PubCo shall elect, and shall cause their respective Affiliates to elect, the allocation method the expected results of which most closely approximate the relative entitlements in respect of such item which would have resulted if DCG and PubCo were unrelated by stock ownership.

Article 8

Dispute Resolution
Section 8.01.
Resolution of Disputes. (a) Any and all disputes which are not governed by Section 8.02 and cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in a mutually agreed-upon jurisdiction and location in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within thirty (30) calendar days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in a mutually agreed-upon jurisdiction and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.
(b)
Notwithstanding the provisions of paragraph (a), PubCo may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), DCG (i) expressly consents to the application of paragraph (c) of this Section 8.01 to any such action or proceeding,
(i)
agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and
(ii)
irrevocably appoints PubCo as agent of DCG for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise DCG of any such service of process, shall be deemed in every respect effective service of process upon DCG in any such action or proceeding.
(c)
(i) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 8.01, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another; and (ii) the parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 8.01 and such parties agree not to plead or claim the same.
Section 8.02.
Reconciliation. In the event that PubCo and DCG are unable to resolve a disagreement with respect to the matters governed by Section 2.01 and Section 4.01 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless PubCo and DCG agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with PubCo or DCG or other actual or potential conflict of interest. If PubCo and DCG are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, then the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. If the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by DCG, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert shall be borne equally by DCG and PubCo except as provided in the next sentence. PubCo and DCG shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts DCG’s position, in which case PubCo shall reimburse DCG for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts PubCo’s position, in which case DCG shall reimburse PubCo for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 8.02 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 8.02 shall be binding on PubCo and DCG and may be entered and enforced in any court having jurisdiction.
Article 9

Combined Returns With GSO
Section 9.01.
GSO-DCG Combined Returns. If DCG determines that any member of the DCG Group is required to file a GSO-DCG Combined Return with any member or members of the GSO Group, then the provisions of Article 2 through Article 8 of this Agreement shall apply to DCG and GSO, and their respective Groups, with respect to such GSO-DCG Combined Return as though (i) each existing reference to “PubCo,” the “PubCo Group” or the “PubCo Combined Group” were replaced with a reference to “GSO,” the “GSO Group” or the “GSO Combined Group,” as the case may be, and (ii) each existing reference to a “Combined Return” were replaced with a reference to a “GSO-DCG Combined Return.”
Section 9.02.
GSO-PubCo Combined Returns. If PubCo determines that any member of the PubCo Group (for the avoidance of doubt, excluding the GSO Group) is required to file a GSO-PubCo Combined Return with any member or members of the GSO Group, then the provisions of Article 2 through Article 8 of this Agreement shall apply to PubCo, GSO, and their respective Groups, with respect to such GSO-PubCo Combined Return as though (i) each existing reference to “PubCo,” the “PubCo Group” or the “PubCo Combined Group” were replaced with a reference to “GSO,” the “GSO Group” or the “GSO Combined Group,” as the case may be, (ii) each existing reference to “DCG” or the “DCG Group” were replaced with a reference to “PubCo” or the “PubCo Group”, as the case may be, (iii) each existing reference to a “Combined Return” were replaced with a reference to a “GSO-PubCo Combined Return” and (iv) the PubCo Group included all members of the GSO Group.
Article 10

Successors
Section 10.01.
Successors. This agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any current or future member of the DCG Group, the PubCo Group and/or the GSO Group (including, but not limited to, any successor to such a member succeeding to the tax attributes of such member under Section 381 of the Code), to the same extent as if such successor had been an original party hereto.

Article 11

Authorization, Etc.
Section 11.01.
Authorization, etc. DCG is entering into this Agreement on behalf of itself and the other members (current and future) of the DCG Group (other than those DCG Group members that are also members of the PubCo Group or the GSO Group), PubCo is entering into this Agreement on behalf of itself and the other members (current and future) of the PubCo Group (other than those PubCo Group members that are also members of the GSO Group) and GSO is entering into this Agreement on behalf of itself and the other members (current and future) of the GSO Group. DCG, PubCo and GSO each hereby represents and warrants that it has the power and authority, on behalf of itself and (i) in the case of DCG, the other members (current and future) of the DCG Group (other than those DCG Group members that are also members of the PubCo Group or the GSO Group), (ii) in the case of PubCo, the other members (current and future) of the PubCo Group (other than those PubCo Group members that are also members of the GSO Group), and (iii) in the case of GSO, the other members (current and future) of the GSO Group, to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of applicable law, its charter or bylaws, or any agreement, instrument or order binding on such party.
Article 12

Governing Law
Section 12.01.
Governing Law. This Agreement and all claims and causes of action arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.
Article 13

Counterparts
Section 13.01.
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

Article 14

Waivers and Amendments
Section 14.01.
Waivers and Amendments. This Agreement shall not be waived, amended or otherwise modified except in writing, duly executed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GRAYSCALE INVESTMENTS, INC.
By:	/s/ Edward McGee
Name: Edward McGee
Title: Chief Financial Officer

DIGITAL CURRENCY GROUP, INC.
By:	/s/ Robyn Smith
Name: Robyn Smith
Title: Chief Accounting Officer

GRAYSCALE OPERATING, LLC.
By:	/s/ Edward McGee
Name: Edward McGee
Title: Chief Financial Officer

[Signature Page to Tax Sharing Agreement]